EXHIBIT NO. 99.1

Contacts:

URS Corporation	Citigate Sard Verbinnen

Kent P. Ainsworth	Hugh Burns/Jamie Tully
Executive Vice President	(212) 687-8080
& Chief Financial Officer
(415) 774-2700

URS CORPORATION REPORTS FIRST QUARTER
RESULTS FOR FISCAL 2005

EPS of $0.45 In Line With Guidance; Outlook for Remainder of 2005 Reaffirmed

Net Income Rises 46% and Company Pays Down $17 Million in Debt, Reducing Debt to Total
Capitalization Ratio to 33%

     SAN FRANCISCO, CA – May 10, 2005 – URS Corporation (NYSE: URS) today reported its financial results for the first quarter of fiscal 2005, which ended on April 1, 2005. Revenues for the quarter were $922.0 million, compared with revenues of $830.3 million during the comparable period in 2004,1 an increase of 11%. Net income was $20.1 million, an increase of 46% from the $13.8 million reported for the corresponding period in 2004. Earnings per share (“EPS”) of $0.45, fully diluted, was up 15% as compared with EPS of $0.39, fully diluted, for the same period last year.

     During the first quarter of fiscal 2005, the Company reduced debt by $16.8 million, lowering its debt to total capitalization ratio to 33%. As of April 1, 2005, the Company’s backlog was $3.732 billion, compared to $3.633 billion as of December 31, 2004.
     Commenting on the Company’s financial results, Martin M. Koffel, Chairman and Chief Executive Officer, stated: “Our results for the quarter were in line with our guidance and reflect the continued strength of our federal business, along with steady improvement in our state and local government and private sector markets, and growth in our international operations. We remain on track to reduce our debt by approximately $80 million in fiscal 2005.”

[1]	As previously announced, the Company changed to a calendar fiscal year, effective January 1, 2005. URS now reports its financial results on a 52/53-week fiscal year ending on the Friday closest to December 31, with interim quarters ending on the Fridays closest to March 31, June 30 and September 30.

     Mr. Koffel continued: “Federal spending on defense and homeland security continues to be strong and the trend toward increased outsourcing by the Department of Defense is emerging as anticipated. We expect that the passage of the new transportation bill will increase spending for infrastructure projects later in the year.”
     Weighted-average shares outstanding for the first quarter of 2005 for the purposes of calculating diluted EPS were 44.8 million, compared to 35.1 million weighted-average shares outstanding for the corresponding period last year. The increase was primarily due to the Company’s April 2004 public stock offering and to additional shares issued pursuant to the Company’s stock option and stock purchase plans.

Business Segments

     In addition to providing consolidated financial results, URS provides separate financial information for its two segments: the URS Division and the EG&G Division. The URS Division includes the Company’s work in the state and local government market, the private sector and the international business. In addition, the URS Division includes the Company’s federal business that existed prior to the acquisition of EG&G, which consists primarily of facilities and environmental work. The EG&G Division primarily serves the federal government market, providing a range of operations and maintenance and technical support services to the Departments of Defense, Homeland Security, NASA, Energy and Treasury, among others.

     URS Division. For the first quarter of fiscal 2005, the URS Division reported revenues of $608.0 million and operating income of $42.9 million, compared to revenues of $560.5 million and operating income of $39.2 million for the corresponding period in 2004.

     EG&G Division. For the first quarter of fiscal 2005, the EG&G Division reported revenues of $315.5 million and operating income of $12.7 million, compared to revenues of $270.1 million and operating income of $10.9 million for the corresponding period in 2004.

Outlook for the Remainder of Fiscal 2005
The Company reaffirmed its expectation that fiscal 2005 revenues will be approximately $3.6 billion. Assuming it meets this revenue expectation, the Company expects that net income will be approximately $96 million and earnings per share will be approximately $2.10 for fiscal 2005. In addition, the Company indicated that second quarter EPS will be between 25% and 29% of the Company’s full year 2005 guidance of $2.10.

     URS Corporation offers a comprehensive range of professional planning and design, systems engineering and technical assistance, program and construction management, and operations and maintenance services for transportation, commercial/industrial, facilities, environmental, water/wastewater, homeland security, installations and logistics, and defense systems. Headquartered in San Francisco, the Company operates in more than 20 countries with approximately 27,800 employees providing engineering and technical services to federal, state and local governmental agencies as well as private clients in the chemical, pharmaceutical, oil and gas, power, manufacturing, mining and forest products industries (www.urscorp.com).

Web cast Information

     URS will host a dial-in conference call on Wednesday, May 11 at 11:00 a.m. (EDT) to discuss its first quarter fiscal 2005 results. A live web cast of this call will be available on the investor relations portion of URS’ website at www.urscorp.com.

TABLES TO FOLLOW

# # #

Statements contained in this earning release that are not historical facts may constitute forward-looking statements, including statements relating to the Company’s future revenue and business prospects, future debt repayment and future earning projections. The Company believes that its expectations are reasonable and are based on reasonable assumptions. However, such forward-looking statements by their nature involve risks and uncertainties that could cause actual results to differ materially from the results predicted. The potential risks and uncertainties include, but are not limited to: an economic downturn; changes in the Company’s book of business; the Company’s ability to comply with government contract procurement regulations; the Company’s dependence on government appropriations and procurements; the Company’s ability to profitably execute its contracts and guarantees; the Company’s leveraged position; the Company’s ability to service its debt; liability for pending and future litigation; the impact of changes in laws and regulations; the Company’s ability to maintain adequate insurance coverage; a decline in defense spending; industry competition; the Company’s ability to attract and retain key individuals; risks associated with SFAS 123(R); risks associated with international operations; risks associated with the Company’s accounting and project management software; the Company’s relationship with its labor unions; and other factors discussed more fully in the Company’s Form 10-Q for the first quarter of fiscal 2005, as well as in other reports subsequently filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements.

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS — UNAUDITED
(In thousands, except per share data)

	April 1, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents, including $0 and $58,000 of short-term money market funds, respectively	$67,132	$108,007
Accounts receivable, including retainage of $45,672 and $43,844, respectively	561,990	579,953
Costs and accrued earnings in excess of billings on contracts in process	451,588	400,418
Less receivable allowances	(43,317)	(38,719)

Net accounts receivable	970,261	941,652
Deferred income taxes	22,725	20,614
Prepaid expenses and other assets	22,328	18,863

Total current assets	1,082,446	1,089,136
Property and equipment at cost, net	142,894	142,907
Goodwill	1,004,680	1,004,680
Purchased intangible assets, net	7,006	7,749
Other assets	51,199	52,010

	$2,288,225	$2,296,482

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Book overdraft	$34,122	$70,871
Note payables and current portion of long-term debt	46,232	48,338
Accounts payable and subcontractors payable, including retainage of $14,161 and $13,302, respectively	164,020	138,250
Accrued salaries and wages	150,657	171,004
Accrued expenses and other	56,818	58,901
Billings in excess of costs and accrued earnings on contracts in process	90,502	84,393

Total current liabilities	542,351	571,757
Long-term debt	493,885	508,584
Deferred income taxes	39,758	36,305
Other long-term liabilities	97,933	97,715

Total liabilities	1,173,927	1,214,361

Commitments and contingencies
Stockholders’ equity:
Common shares, par value $.01; authorized 100,000 shares; 43,884 and 43,838 shares issued, respectively; and 43,832 and 43,786 shares outstanding, respectively	443	438
Treasury stock, 52 shares at cost	(287)	(287)
Additional paid-in capital	747,592	734,843
Accumulated other comprehensive income	5,752	6,418
Retained earnings	360,798	340,709

Total stockholders’ equity	1,114,298	1,082,121

	$2,288,225	$2,296,482

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME — UNAUDITED
(In thousands, except per share data)

	Three Months Ended
	April 1,	March 31,
	2005	2005
Revenues	$922,000	$830,328
Direct operating expenses	588,839	521,075

Gross profit	333,161	309,253
Indirect, general and administrative expenses	288,785	267,697

Operating income	44,376	41,556
Interest expense, net	10,329	18,621

Income before income taxes	34,047	22,935
Income tax expense	13,960	9,170

Net income	20,087	13,765
Other comprehensive income (loss):
Foreign currency translation adjustments	(666)	1,016

Comprehensive income	$19,421	$14,781

Net income per common share:
Basic	$.46	$.40

Diluted	$.45	$.39

Weighted-average shares outstanding:
Basic	43,731	34,392

Diluted	44,823	35,125

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS-UNAUDITED
(In thousands)

	Three Months Ended
	April 1,	March 31,
	2005	2004
Cash flows from operating activities:
Net income	$20,087	$13,765

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,787	11,047
Amortization of financing fees	1,482	1,830
Costs incurred for extinguishment of debt	762	—
Provision for doubtful accounts	3,376	3,899
Deferred income taxes	1,342	(2,226)
Stock compensation	1,725	660
Tax benefit of stock compensation	1,522	3,570
Changes in assets and liabilities:
Accounts receivable and costs and accrued earnings in excess of billings on contracts in process	(31,985)	9,384
Prepaid expenses and other assets	(3,500)	(2,680)
Accounts payable, accrued salaries and wages and accrued expenses	3,338	(1,041)
Billings in excess of costs and accrued earnings on contracts in process	6,109	(6,676)
Other long-term liabilities	251	1,063
Other liabilities, net	(756)	2,801

Total adjustments and changes	(6,547)	21,631

Net cash from operating activities	13,540	35,396

Cash flows from investing activities:
Capital expenditures, less equipment purchased through capital leases	(3,962)	(5,474)

Net cash from investing activities	(3,962)	(5,474)

Cash flows from financing activities:
Long-term debt principal payments	(11,067)	(21,858)
Long-term debt borrowings	—	346
Net borrowings/(payments) under the line of credit	(6,000)	17,297
Net change in book overdraft	(36,749)	(21,736)
Capital lease obligation payments	(3,511)	(3,372)
Short-term note borrowings	—	1,540
Short-term note payments	(1,614)	(46)
Proceeds from sale of common stock from employee stock purchase plan and exercise of stock options	9,508	16,609
Call premiums paid for debt extinguishment	(613)	—
Payments for financing fees	(407)	(3)

Net cash from financing activities	(50,453)	(11,223)

Net increase (decrease) in cash and cash equivalents	(40,875)	18,699
Cash and cash equivalents at beginning of period	108,007	34,744

Cash and cash equivalents at end of period	$67,132	$53,443

Supplemental information:
Interest paid	$9,715	$16,472

Taxes paid	$8,782	$18,235

Equipment acquired through capital lease obligations	$5,257	$4,966